EXHIBIT 1.1

MORGAN STANLEY PORTFOLIOS, SERIES 49

TRUST AGREEMENT

Dated:  May 6, 2021

This Trust Agreement among Morgan Stanley Smith Barney LLC., as Depositor, Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Morgan Stanley Global Investment Solutions, Effective for Unit Investment Trusts Established On and After July 22, 2014” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument.  All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Evaluator, Supervisor and Trustee agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

1.                                      The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

2.                                      The fractional undivided interest in and ownership of the Trust represented by each Unit thereof referred to in Section 1.01(51) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under “Units of fractional undivided interest outstanding” for the Trust in the “Statement of Financial Condition” in the Prospectus.

3.                                      The term “Deferred Sales Charge Payment Dates” shall mean the dates set forth in the “Summary of Essential Information” in the Prospectus.

4.                                      The following is added to Section 3.07(a) of the Standard Terms and Conditions of Trust:

“(xiii) if a security deposited into the Trust was not among those identified for inclusion in accordance with the criteria specified under “Investment Summary — Investment Concept and Selection Process” in the Prospectus”.

5.                                      The Depositor’s annual compensation rate and the Evaluator’s annual compensation rate described in Section 3.13 and the Supervisor’s annual compensation rate described in Section 4.01 collectively shall be that amount set forth under “Maximum Portfolio Supervision, Bookkeeping, Administrative and Evaluation Fees” in the “Fee Table” in the Prospectus.

6.                                      The Trustee’s annual compensation rate described in Section 7.04 shall be that amount set forth under “Trustee’s Fee” in the “Fee Table” in the Prospectus.

7.                                      The following Section 10.01 is added to the Standard Terms and Conditions of Trust:

“Section 10.01    Indemnification.  The Trust shall pay and hold the Depositor, Supervisor and Evaluator (collectively, the “Sponsor”) harmless from and against any loss, liability or expense incurred in acting in such roles for the Trust other than by reason of wilful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder, including the costs and expenses of the defense against any claim or liability in the premises.  The Sponsor shall not be under any obligation to appear in, prosecute or defend any legal action which in its opinion may involve it in any expense or liability; provided, however, that the Sponsor may in its discretion undertake any such action which it may deem necessary or desirable in respect of this Indenture and the rights and duties of the parties hereto and the interests of the Unitholders hereunder and, in such event, the legal expenses and costs of any such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust and shall be paid directly by the Trustee out of the Income and Capital Accounts as provided by Section 3.05.”

8.                                      IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

MORGAN STANLEY SMITH BARNEY LLC

By:	/s/ MICHAEL B. WEINER
Executive Director

THE BANK OF NEW YORK MELLON

By:	/s/ GERARDO CIPRIANO
Vice President

SCHEDULE A TO TRUST AGREEMENT

SECURITIES INITIALLY DEPOSITED
IN
MORGAN STANLEY PORTFOLIOS, SERIES 49

[Incorporated herein by this reference and made a part hereof is the “Portfolio” schedule as set forth in the Prospectus.]